THIS LABRADOR URANIUM CLAIMS AGREEMENT is made as of the 18th day of January, 2007.

BETWEEN:
          ALEXANDER TURPIN & R. JAMES WEICK (The Turpin & Weick Group)

                (hereinafter collectively called the "Optionor")

AND:

              GLOBAL GOLD URANIUM, LLC, a corporation incorporated pursuant to the laws of Delaware.

                       (hereinafter called the "Optionee")


RECITALS:

A. Optionor owns certain Mineral License Rights pursuant to various mineral licenses which mineral licenses are more particularly identified in Schedule "A" attached hereto which licenses are situate at or near Grand Lake, in the Province of Newfoundland and Labrador (hereinafter referred to as the "Grand Lake Licenses") and those mineral licenses more particularly identified in Schedule "B" attached hereto which Licenses are situate near Shallow Lake, in the Province of Newfoundland and Labrador (hereinafter referred to as the "Shallow Lake Licenses"). (The Grand Lake Licenses and the Shallow Lake Licenses shall be collectively referred to as the "Licenses");

B. Optionee is interested in acquiring a One Hundred (100%) per cent interest in such Licenses and all Mineral License Rights and Property associated thereto.

C. Optionor is prepared to grant Optionee an option to acquire a One Hundred (100%) per cent interest in such Licenses and Property on the terms and conditions hereinafter set forth.

                    NOW THEREFORE THIS AGREEMENT WITNESSETH, in consideration of the premises and the mutual obligations hereinafter described, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                         INTERPRETATION AND DEFINITIONS

Section 1.01        Definitions

Words not otherwise defined in the body of this Agreement shall have the following meanings:

(a) "Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which controls, is controlled by, or is under common control with a party to this Agreement.

(b)     "Agreement" has the meaning set forth in Section 1.03.

(c) "Force Majeure" means any event beyond a party's reasonable control including laws which prohibit a party's ability to comply with its obligations; action or inaction of civil or military authority; mining casualty; damage to or destruction of mine, plant or facility, fire, explosion, flood, insurrection, riot, labour disputes, and acts of God, but does not include a party's inability to make any payments required under this Agreement.

(d) "Mineral License Rights" means all mineral exploration and extraction rights coincident with the Licenses and the Property.

(e) "Option Period" means the period of time from the execution of this Agreement to the exercise, abandonment or termination of the Option in accordance with the terms and conditions of this Agreement.

(f) "Property" means the mineral claims and properties associated with the Mineral License Rights.

Section 1.02        Schedules

The following schedules are attached to and form part of this Agreement:

(a) Schedule "A" - List of Mineral Licenses - Grand Lake (b) Schedule "B" - List of Mineral Licenses - Shallow Lake (c) Schedule "C" - Net Smelter Royalty

Section 1.03        Entire Agreement

This Agreement and the attached Schedules and all properly executed amendments are hereinafter collectively referred to as this "Agreement". This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and undertakings relating to the subject matter. The parties acknowledge that there are no agreements, undertakings, representations, warranties or conditions collateral to this Agreement except as specifically stated otherwise in this Agreement.

Section 1.04        Caption and Headings

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Any reference to a section or article shall be a reference to a section or article of this Agreement unless specifically stated otherwise.

Section 1.05        Extended Meanings

In this Agreement, where the context so requires or permits, the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and vice versa, and the words "person" and "persons" shall include corporations, partnerships, and all other entities of whatever description.

Section 1.06        Currency

In this Agreement all statements of and references to dollar amounts shall mean Canadian dollars.

Section 1.07        Governing Law

This Agreement shall be interpreted in accordance with the laws of the Province of Newfoundland and Labrador and the federal laws of Canada as applicable therein.

Section 1.08        Severability

If any provision of this Agreement is found invalid, illegal, or incapable of enforcement by any Court of competent jurisdiction, such provision and the remaining provisions of the Agreement shall continue to be enforceable to the extent permitted by such Court against any person(s) and in any circumstance(s) other than those to whom it has been found invalid, illegal or incapable of enforcement.

Section 1.09        Amendments

No amendments to this Agreement shall be of any force and effect unless executed in writing by the parties to this Agreement.

                                   ARTICLE II

                          GRANT AND EXERCISE OF OPTION

Section 2.01        Option

Optionee will earn a One Hundred Percent (100%) option (subject to Clause 2.02 herein) in the Licenses by paying cash and issuing of common shares in Optionee and expending monies as work commitments as follows:

1) FIRST OPTION PERIOD (January 1, 2007 to September 30, 2008), at the commencement of the First Option period a) cash payment of $27,000.00 to Optionor to be allocated as $17,000.00 to the Grand Lake Licenses and $10,000.00 to the Shallow Lake Licenses, and b) issuing of 20,000 common shares in Optionee to Optionor to be allocated as 10,000 common shares to the Grand Lake Licenses and 10,000 common shares to the Shallow Lake Licenses;

In the event the average price for the 30 days prior to expiration of the Restriction Period is less than One Dollar ($1.00) the Optionee shall issue to the Optioner and additional 5000 common shares to the Optioner at which time the Optioner shall confirm to the Optionee the allocation of the additional shares.

2) SECOND OPTION PERIOD, (October 1, 2008 to September 30, 2009) at the commencement of the Second Option Period a) cash payment of $25,000.00 to Optionor to be allocated as $15,750.00 to the Grand Lake Licenses and $9,250.00 to the Shallow Lake Licenses, and b) issuing of 50,000.00 common shares in Optionee to Optionor allocated as 25,000 common shares to Grand Lake License and 25,000 common shares to Shallow Bay Licenses;

3) THIRD OPTION PERIOD (October 1, 2009 to September 30, 2010) a) cash payment of $50,000.00 to Optionor to be allocated as $31,500.00 to Grand Lake Licenses and $18,500.00 to the Shallow Lake Licenses, and b) issuing of 50,000 common shares in Optionee to Optionor allocated as 25,000 common shares to Grand Lake Licenses and 25,000.00 to Shallow Bay Licenses;

In accordance with security regulations in the jurisdiction of the Optionee the common shares referred to herein in each of the three option periods are restricted and can not be sold to a third party for a period of One (1) year from the date of the applicable common shares being issued to the Optionor.

If the common shares of Optionee are consolidated, subdivided or redivided or other material change to the common shares has occurred before the issuance of shares referred to above, the number of common shares to be issued after such consolidation, subdivision, redivision, or other changes has occurred shall be adjusted to ensure that the holder receives an equivalent to that which would have applied if no such consolidation, subdivision, redivision, or other change had occurred, so that neither the Optionor nor Optionee is prejudiced by same.


Section 2.02         Net Smelter Return

Upon the Optionee exercising either option on the Grand Lake Licenses or the Shallow Lake Licenses or both the Optionor is entitled to a One point Five percent (1.5 %) Net Smelter Return royalty ("NSR" as defined in Schedule "C") derived from commercial production on the Property as the Property is constituted at the time production begins on the Property. The Optionee shall have the right to purchase the NSR from the Optionor for a cash payment of $2,000,000.00 per property to the Optionor.

The Optionor has the right to elect to have 25%, 50% or 100% of the NSR paid in restricted shares of the Optionee's common stock.


Section 2.08        Conduct of Exploration

During the Option Period, Optionee shall in its sole discretion, be responsible for proposing, carrying out and administering exploration and development work upon the Property, and have exclusive charge of all operations thereon and have quiet and exclusive possession of the Property and have the exclusive right to conduct exploration and therefrom for the purposes of assays and tests, and to erect, bring and install all such buildings , machinery, equipment and supplies thereon as Optionee in its sole discretion may deem necessary and proper.

Section 2.10        Area of Interest

An Area of Interest shall be established around the Licenses and shall extend a distance of two kilometres outward from the outer perimeter of the Licenses in perpendicular distance and further extending the ends of those extended boundary lines until they first meet another extended boundary line and any additional claims acquired by or on behalf of either party within the Area of Interest shall be included in and shall form part of the Licenses and this Agreement.

Section 2.11      Title to Property

Optionee shall hold the Property during the currency of this agreement in trust for the parties as their interests may appear under this agreement provided, however, that should Optionee terminate this agreement at any time prior to its 100% earn in, the Property shall be transferred forthwith back to Optionor at the expense of Optionor.

Section 2.12     Abandonment of Property

Optionee may at any time abandon all or any part of the Licenses and Property and shall ensure that, if it should wish to abandon any of the Licenses comprising the Property, it shall give Optionor thirty (30) days notice of its intention to do so and Optionor may give notice to Optionee within such thirty
(30) day period electing to have such Licenses transferred to Optionor, in which event:

a) Optionee shall forthwith execute and deliver to Optionor all necessary documentation to effect such transfers, and Optionee shall provide Optionor with a report on work done, if any, on the abandoned Licenses,
b) Optionor shall incur the expenses in respect of fees or other government charges necessary to record or register such transfers and Optionee shall provide to Optionor all material information in the possession of Optionee,
c) The definition of Licenses and Property shall thereafter exclude such Licenses and Optionee shall have no further obligations or responsibilities in respect of such Licenses, except for obligations and responsibilities arising from Optionee's activities prior to the date of transfer or abandonment, as the case may be.

Section 2.13     Deposits

Any deposits made on the Licenses which are returned by the Mineral Recorder's Office shall be for the benefit of Optionor.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

Section 3.01        Representations and Warranties

Optionor represents and warrants that:

(a) to the best of Optionor's knowledge the location of each license comprising the Mineral License Rights conforms to the description appearing on records in the appropriate records office, and the Mineral License Rights were properly located according to the laws of the Province of Newfoundland and Labrador and will be in good standing for at least ninety (90) days after the execution of this Agreement;

(b) Optionor has not received notice of any violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the Mineral License Rights or Property;

(c) to the best of Optionor's knowledge there are no reclamation liabilities in connection with the Property and, in particular, there are no obligations to monitor or clean up any pre-existing mine sites or mine waste dumps or tailings;

(d) its interest in the Mineral License Rights is free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances or other claims of any description;

(e) no person has any right or agreement, option, understanding, prior commitment or privilege capable of becoming an agreement for the purchase or acquisition from Optionor of any interest in the Mineral License Rights or Property;

(f) all assessment work required to maintain the Mineral License Rights in full force and effect has been performed as of the execution of this Agreement; and

(g) there are no royalties or other latent interests in the Mineral License Rights owing to any parties.

Section 3.02        Survival

Optionor acknowledges that Optionee is relying on the representations and warranties contained in Section 3.01 in entering into this Agreement and that such representations and warranties are continuing and shall survive the execution and termination of this Agreement.

Section 3.03        Representations and Warranties by Optionee

Optionee represents and warrants that:

(a) it has been duly formed and is a validly subsisting limited liability company under the laws of the State of Delaware and will be duly registered and authorized in the Province of Newfoundland and Labrador to conduct business and has all corporate power and authority to perform its obligations under this Agreement and, prior to commencing any operations on the Mineral License Rights, it will be properly registered to carry on business in the Province of Newfoundland and Labrador;

(b) all necessary corporate action has been taken by Optionee to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a valid and binding obligation of the Optionee, enforceable in accordance with its terms;

(c) the common shares, as applicable, will be validly issued, outstanding, fully paid and free and clear of all liens, charges and encumbrances and will be subject to a maximum hold-period of 12 months from each date of issuance;


(d) there is no order made against Optionee ceasing the trading of its common shares and no such order or any actions, proceedings or investigations which may adversely affect the common shares or Optionor's ability to trade the same on the Exchange are in effect, pending or threatened, or will be in effect, pending or threatened at such time as the common shares are issued to the Optionor.


Section 3.04        Survival

Optionee acknowledges that Optionor is relying on the representations and warranties contained in Section 3.03 in entering into this Agreement and that such representations and warranties are continuing and shall survive the execution and termination of this Agreement.

Section 3.05        Indemnity

Each party will indemnify and save the other party and its directors, officers, employees, agents, representatives, subcontractors and Affiliates harmless from all losses, damages, costs, actions, and suits arising out of or in connection with any breach by that party of any representation, warranty, covenant or agreement contained in this Agreement. This indemnity shall survive the termination of this Agreement.

                                   ARTICLE IV

                             OPTIONEE'S OBLIGATIONS

Section 4.01        Environmental Matters

During the Option Period Optionee shall at all times occupy, manage and use the Mineral License Rights in full compliance with all Environmental Laws. In this Agreement, "Environmental Laws" means all applicable federal, provincial, municipal, regional or foreign laws, statutes or rules, regulations, bylaw or orders (having the force of law) or environmental permits relating to the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, remediation and clean up in connection with any presence, release, discharge, escape or disposal of contaminants (being any substance or material that is prohibited, controlled or regulated pursuant to any applicable Environmental Laws) or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of contaminants.


Section 4.02        Filing of Assessment Work

During the Option Period Optionee shall submit all assessment eligible work completed on the Property for assessment credits and the credits will be applied to these Mineral License Rights and shall otherwise maintain the Mineral License Rights in good standing unless it is agreed in writing that certain claims can be dropped.

                                    ARTICLE V

                                   ASSIGNMENT

Section 5.01        Assignment

In the event Optionee assigns its rights and obligations under this Agreement, Optionee shall enter into an agreement with such assignee in favour of Optionor in which such assignee shall be bound by all of the terms and conditions of this Agreement.

In the event of any sale, assignment, transfer, pledge, hypothecation or disposition of any legal or equitable interest of any nature or kind whatsoever by Optionor of this Agreement or the Mineral License Rights or any interest therein or any part thereof to a party other than Optionee (a "Third Party Purchaser"), the Optionor shall:

                  (a) furnish to the Third Party Purchaser a true copy of this Agreement;

                  (b) procure the Third Party Purchaser's written novation agreement in favour of Optionee that the Third Party Purchaser shall be bound by the terms, rights, obligations and burdens of this Agreement as if it were a party thereto in the place and stead of the Third Party Purchaser; and

                  (c) ensure that in any agreement and deed of sale, assignment or disposition of any nature to a Third Party Purchaser a covenant to the same obligation and effect as this Section
                  5.01 which would oblige the Third Party Purchaser and its successors and assigns is contained therein and that any such agreement, deed of sale, assignment or disposition is registered at the public registries in which it is required or customary to register mining agreements pertaining to land.

                                   ARTICLE VI

                                   TERMINATION

Section 6.01        Optionee's Right to Terminate

Optionee shall have the right to terminate this Agreement and its interest in the Mineral License Rights at any time during either Option Period upon written notice to Optionor thirty (30) days prior to the contemplated termination date. In the event that a payment by Optionee is required to be made to Optionor pursuant to this Agreement during the 30 day notice period then the parties hereto shall waive the requirement for such payment to be made and each party releases and discharges any liability or damage of any kind which may flow from such non-payment.

Upon termination Optionor shall be entitled to retain all monies paid to Optionor to such date, whether or not paid in trust, and Optionee shall provide Optionor with all originals and copies of data, maps, assays and reports and other materials whatsoever pertaining to the Mineral License Rights and Property.

Section 6.02        Termination for Default

Subject to Section 6.01 if at any time during the Option Period, Optionee fails to duly pay or cure any default in the performance of any obligation of this Agreement within a period of thirty (30) days after receipt of a default notice from Optionor, Optionor may terminate this Option. Exercise of such right by Optionor shall be without prejudice to any other rights or remedies that Optionor may have at law or in equity as a result of such default of this Agreement by Optionee.

                                   ARTICLE VII

                                  FORCE MAJEURE

Section 7.01        Suspension of Obligation

If Optionee is prevented by Force Majeure from timely performance of any of its obligations under this Agreement (other than the payment of any of the Option Payments), such failure shall be excused and the period for performance and the Option Period shall be extended for an additional period of time equal to the duration of such Force Majeure. Upon the occurrence and upon the termination of a Force Majeure, Optionee shall promptly notify Optionor in writing. Optionee shall use reasonable efforts to remedy any Force Majeure, but shall not hereunder be obligated to contest the validity of any law or regulation, nor any action or inaction of any civil or military authority.

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01        Notices

Any notice under this Agreement will be given in writing, by delivery in person to a named representative or by mail or facsimile, properly addressed to each party. A notice given will be deemed given only when received by the party to whom such notice is directed; except that any notice given by facsimile properly addressed to the party, to whom given, shall be deemed given to and received by the party, to whom directed, 48 hours after such notice is successfully faxed or ten days after it is mailed, provided there is no postal disruption at the time. Each party's address will be the following until such party specifies another address by written notice:



To the Optionor at: R. James Weick
                              9 Edinburgh Street
                              St. John's, NL A1C 4P8

                              Tel.: (709) 722-5257
                              Facsimile:

To the Optionee at: Global Gold Uranium LLC
                              45 East Putnam Avenue
                              Greenwich,CT 06830
                              Tel.: (203) 422-2300
                              Facsimile: (203) 422-2330


Section 8.02        Relationship of Parties

This Agreement is not intended to create any partnership or agency relationship between the parties or fiduciary obligations of any description, and this Agreement shall not be construed so as to render the parties liable as partners or as creating a partnership, and no party shall be or shall be deemed to be, or shall hold itself out to be an agent of any other party.

Section 8.03        Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the respective successors and permitted assigns of the parties.

Section 8.04      Counterparts

This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.05      Structure

The Parties agree to use their best efforts to structure the transactions contemplated herein in the most tax efficient manner, which structure is not prejudicial to the interest of either party.


Section 8.06    Revenue Canada Issue


The Parties agree that the within transaction is made in contemplation of
Section 85 of the Income Ta Act and that in the event that any governmental taxing authority having jurisdiction shall assert by assessment, re-assessment or otherwise, that the fair market value of the purchased Licenses as of the date hereof is an amount different from the purchase price, or issues or proposes to issue assessments or reassessments of additional liability for taxes or any other subject by reason of asserting that the fair market value of the purchased Licenses is greater than or less than the purchase price, then the purchase price shall be increased or decreased by the difference so determined. The parties covenant and agree to make all adjustments necessary to reflect such adjustment.

Section 8.07  Dispute Resolution

In the event there is a dispute between the Parties on the interpretation or meaning of any terms or terms of this agreement then the Parties agree to have the provisions of the Arbitration Act of Newfoundland and Labrador shall be applicable.


                    IN WITNESS WHEREOF the parties make this Agreement effective as of the date first above written.


----------------------------------------------
R. James Weick,

----------------------------------------------
Alexander J. Turpin

GLOBAL GOLD URANIUM LLC

Per:
        ----------------------------------------------------------
        Van Z. Krikorian, Manager

                                  SCHEDULE "A"

                         List of Mineral License Rights



Grand Lake Mineral Claim, Goose Bay Area


License      Mineral Rights     Status        Units    Staking Date      NTS

011756M      Weick, R. James    Recorded      30       24/01/2006        13F/09




                                            SCHEDULE "B"



Shallow Lake Mineral Claims, West Central Mineral Belt


License    Mineral Rights          Status       Units  Staking Date  NTS

011717M    Turpin, Alec            Recorded      30     15/01/2006    13L/01,02

011716M    Turpin, Alexander J.    Recorded      30     15/01/2006    13L/02

011718M    Turpin, Alexander J.    Recorded      33     15/01/2006    13L/02

Detailed written descriptions of each claim license can be obtained online using
the  following  URL  and  completing  it  with  the  mineral   license   number:
http://gis.geosurv.gov.nf.ca/mrinquiry/license.asp?license=

                                  SCHEDULE "C"

                           NET SMELTER RETURN ROYALTY


Interpretation

1. Where used here or in the Agreement:

                  (a) "Agreement" shall mean the attached agreement, including any amendments thereto or renewals or extensions thereof.

                  (b) "Property " shall mean that property and those mineral claims or interests which are listed in Schedules "A" and "B" to the Agreement.

                  (c) "Fiscal Period" shall mean each calendar year or other period of twelve consecutive months adopted for tax purposes during the terms of the Agreement.

                  (d) "NSR Royalty" shall mean 1.5% of the Net Smelter Returns payable under this Agreement.

                  (e) "Commercial Production" shall mean such date as the mine situated on the Subject Claims and any treatment plant related thereto has operated for a period of ninety (90) consecutive days at an average rate of at least eighty percent (80%) of designed capacity.

                  (f) "Net Smelter Returns" means the value of the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of the Minerals, other than Minerals sold for the purpose of bulk sampling, produced from the Subject Claims after commencement of Commercial Production and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: smelting and refining charges; penalties; smelter assay costs and umpire assay costs; cost of freight and handling of the Minerals from the Subject Claims to any mint, smelter, refinery, or other purchaser; marketing costs; insurance on the minerals; customs duties; mineral taxes or the like and export and import taxes or tariffs payable in respect of the Minerals. Any charges to be deducted hereunder which are made to Universal must be on commercially reasonable terms or must be approved in writing by the Vendor.

2. (a) The NSR Royalty shall be paid on a quarterly basis within forty-five days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter.

                  (b) Each payment shall be accompanied by a statement indicating the calculation of Net Smelter Returns hereunder. Optionor shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payment of the NSR Royalty, provided, however that such audit shall be made only on an annual basis and within 12 months of the end of the fiscal period in respect of which such audit is made.

                  (c) The determination of Net Smelter Returns hereunder is based on the premise that production will be developed solely on the Subject Claims. If other properties are incorporated in a single mining project and the Minerals pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom shall be negotiated between the parties and, if the parties fail to agree on such allocation, shall be referred to a single arbitrator to be appointed in accordance with the Newfoundland Arbitrations Act and the arbitrator shall have reference first to this agreement, and then, if necessary, to practices used in mining operations that are of a similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the Parties hereto and shall not be subject to appeal.

                  (d) If Optionor desires to sell any of its right, title and interest hereunder, including, but not restricting the foregoing, all or part of the NSR Royalty, it may only sell its whole interest and not a part thereof. Subject to the foregoing, if Optionor desires to sell its interest hereunder it shall first offer in writing to sell for cash such interest to Optionee, stating the terms on which it desires to sell and providing all information in its possession related to the Subject Claims not previously furnished to Optionee. In the case of Optionor having received an offer from a potential purchaser, the name of that potential purchaser shall also be provided to Optionee. Optionee shall have 90 days from the receipt of such notice to accept such offer in writing. If such interest so offered is not accepted for purchase, then Optionor shall be free to sell such interest to any other person, firm or corporation, on terms and conditions not more favourable to Optionee than were offered to Optionee, for a period of 60 days after the end of such 90 day period; provided that any person, firm or corporation acquiring such interest from Optionor must agree in writing with Optionee that it shall be bound by all the terms and conditions of this Agreement as if it were an original party thereto. If no sale is effected in such 60 day period, then the provisions of this clause shall again apply.